                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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     Rule 14a-6(e)(2))
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[ ]  Soliciting Material under Section 240.14(a)-12


                                  EUPHONIX, INC
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                 EUPHONIX, INC.
                               220 PORTAGE AVENUE
                              PALO ALTO, CA 94306

                             ---------------------

                         STATEMENT FOR SOLICITATION OF
                                WRITTEN CONSENT

                             ---------------------

GENERAL

     The Board of Directors of the Euphonix, Inc. ("Euphonix," the "Company," "us," "we" or "our") is furnishing these materials to all holders of our common stock as of January 2, 2002 (the "Record Date") to seek their consent in writing to:

          1. Ratify the terms of the Company's $6 million borrowing facility (the "Financing");

          2. Ratify the terms of the restructuring of our existing convertible notes (the "Existing Notes") in connection with the Financing and approve the issuance of shares of common stock upon conversion of the amended Existing Notes;

          3. Approve an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of our common stock by 115 million shares to provide for a total of 150 million authorized shares of common stock; and

          4. Approve the 2002 Stock Plan and the reservation of 3,000,000 shares of Common Stock for issuance thereunder.

     For approval of each of the proposals we are seeking consents from holders of a majority of the outstanding shares of our common stock as of the Record Date. As of the Record Date we had 15,710,366 outstanding shares of common stock. We are able to obtain the necessary shareholder approvals by written consent without a meeting under Section 603 of the California Corporations Code and provisions of our Bylaws. Holders of our common stock representing in excess of 54% of our outstanding shares have entered into a voting agreement whereby they have agreed to vote their shares in favor of the first three proposals described in this Statement.

     We expect to first mail or distribute this Statement and the accompanying Written Consent to shareholders on or about January 18, 2002. This Statement contains important information for you to consider when deciding whether or not to execute the Written Consent.


     By executing and returning the enclosed Action by Written Consent of the Shareholders of Euphonix, Inc. (the "Written Consent") you may act to consent to the four items described above. We request that you complete, sign and date the accompanying Written Consent and return it to us as soon as possible to our principal executive office at 220 Portage Avenue, Palo Alto, CA 94306. If no specific instructions are given, the shares represented by a properly signed and dated Written Consent will be deemed to have consented to each of the proposed actions. You may revoke your Written Consent by delivering a written notification of such revocation to our Secretary at any time prior to our receipt of the number of Written Consents required to take the actions described in this Statement. Upon receipt of Written Consents from a majority of the Company's shareholders of record, the proposals set forth above shall be considered ratified and approved.


     We will pay the costs of soliciting the Written Consents from shareholders. We may also reimburse such brokers and nominees holding shares in their names for the benefit of others for their reasonable expenses in forwarding the materials to the beneficial owners. Certain of our directors, officers and employees may solicit Written Consents on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means. Please read this Statement carefully.

BACKGROUND FOR PROPOSALS ONE, TWO AND THREE

     Our business is not currently profitable and for some time we have relied on external financing to fund our operations. For this reason at various times in recent years we have raised funds by issuing to investors secured convertible promissory notes and related warrants. During 2001 we again worked very hard to seek additional capital to fund our continued operations and execute our business plan. The investment climate has not been favorable and we were unable to obtain new equity investors. However, in November 2001 we were able to obtain a funding commitment from certain holders of our existing convertible promissory notes to provide us with up to $6 million under the terms of the Financing.

     The Financing, which is more fully described under Proposal One below, entails a commitment by Dieter Meier and Walter Bosch to lend us up to $6 million through monthly advances of up to $500,000. Messrs. Meier and Bosch are members of our board of directors and each has a material interest in the Financing and the restructuring of the Existing Notes. As of January 2, 2002 Messrs. Meier and Bosch had together loaned us $1.3 million under the terms of the Financing. In addition, as of that date Mr. Meier held Existing Notes with an aggregate principal amount of $4.9 million, and beneficially owned 15,594,765 shares of our common stock. Similarly, as of January 2, 2002 Mr. Bosch held Existing Notes with an aggregate principal amount of $1.98 million, and beneficially owned 2,829,149 shares of our common stock.

     We offered participation in the Financing to other holders of Existing Notes and no such persons or entities elected to participate in the Financing. In connection with the Financing we agreed to seek a consent of shareholders to ratify the terms of the Financing.

     The commitment of Messrs. Meier and Bosch for the Financing was subject to a number of conditions. Among the conditions was a condition that we and holders of the Existing Notes agree to restructure the terms of the Existing Notes to among other things extend the maturity date of the Existing Notes to December 31, 2003. As described more fully in Proposal Two below, we extended the maturity date of the Existing Notes and made additional modifications to the Existing Notes in connection with the Financing. We also agreed to seek the consent of shareholders to the restructuring of the Existing Notes.

     Because the Financing and the restructuring of the Existing Notes may result in the eventual issuance of a significant number of additional shares of our common stock, as described in Proposal Three, we are seeking shareholder approval of an amendment to our Certificate of Incorporation to increase our authorized shares of common stock.

     In connection with the Financing, Messrs. Meier and Bosch and other holders representing in excess of 54% of our outstanding common stock have entered into a voting agreement whereby they have agreed to vote their shares in favor of Proposal One, Two and Three as described in this Statement. As a result, these shareholders acting together have the ability to control the outcome of the approvals sought by these proposals.

     Because Messrs. Meier and Bosch each have an interest in the Financing and the restructuring of the Existing Notes, the board of directors appointed a special committee comprised of disinterested board members, to independently review the transaction and provide its recommendation to the board. The members of the special committee were James Dobbie, Steven Vining and Martin Kloiber. The special committee, after consideration of the extensive process in pursuing financing alternatives from a variety of sources, and after a review of the terms of the proposed Financing and the related transaction, approved the Financing and related transaction, and found the transaction to be just and reasonable and in the best interests of us and our shareholders. The full board of directors ratified the actions of the special committee.

     For a further description of the transactions underlying the proposals we refer you to our report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 30, 2001. This filing describes the Financing and the restructuring of the Existing Notes and includes copies of the primary transaction documents in connection with that filing. You can find a copy of this filing at no charge through the SEC website www.sec.gov. We will also provide you with a copy of this report at no charge. To request a copy by mail please contact our Investor Relations department at 650-855-0400.

                                  PROPOSAL ONE

                           APPROVAL OF THE FINANCING

SUMMARY

     Under the terms of the Financing Messrs. Meier and Bosch have agreed to loan us up to a total of $6 million in monthly tranches of up to $500,000. Funds lent in connection with the Financing are evidenced by a convertible promissory note (the "Note") that is secured by all of our assets, including our intellectual property. The Note bears interest at an annual rate of 10% and matures on June 30, 2003. If our shareholders do not consent to the proposals outlined in this Statement by January 31, 2001 the Note will immediately become due. Similarly, the Note will become due if we are subject to a change in control transaction, including if we are acquired by another entity. The acceleration of amounts due in connection with a change of control may have the effect of deterring offers to acquire our business.


     The holders of the Note may elect to convert principal amounts owed under the Note into shares of our common stock at prices determined at the time of each advance. The conversion price for each advance is the lower of $0.35 per share or the average of the closing price per share during the five trading days prior to the advance, capped on the low end at $0.02. As of January 2, 2002 we had received a total of $1.3 million in advances under the Note with a weighted average conversion price of $0.206 per share. The conversion feature in the Note could result in our issuance of a large number of shares and will cause significant dilution to our existing shareholders. For example, if the full $6 million were advanced at an average conversion price of $0.21 per share, the approximate conversion price of our initial advances, we could be required to issue approximately $28.5 million shares of common stock upon conversion of the Note. This would result in the holders of the Note holding in excess of 64% of our then-outstanding common stock by virtue of the Note alone.


     Advances under the Note, are conditioned among other things, upon our ability to make representations about our assets and business, there being no legal prohibition on an advance, and there not being an "Event of Default" as defined in the Note. An Event of Default will occur if we materially breach our obligations under the Note and do not correct the breach within 30 days, our seeking or being forced into bankruptcy protection, our election to liquidate or dissolve or our materially breaching a representation or warranty that we do not rectify within 30 days. We may seek advances until the maturity date of the Note, which is June 30, 2003.


     As partial consideration for their commitment to lend funds, we issued to Messrs. Meier and Bosch warrants for the purchase of 642,857 shares of our common stock with an exercise price of $0.01 per share. In addition, in connection with advances under the Note we will issue additional warrants for the purchase of up to 1,928,571 shares of our common stock with an exercise price of $0.01 per share. The number of shares purchasable pursuant to warrants issued in connection with an advance is proportional to the size of the advance as compared to the total $6 million commitment. As of January 2, 2002 we had issued warrants to purchase a total of 417,857 shares of our common stock in connection with advances under the Note. If we borrow the full $6 million under the Financing we will have issued warrants for the purchase of 2,571,428 shares of our common stock in connection with the Financing. If the warrants are exercised, a significant dilution to our existing shareholders will occur. For instance, if these warrants were issued in the example provided in the second paragraph of this summary, the holders of the Notes would be able to hold a total of approximately 31 million shares of our common stock, or approximately 66% of our common stock then-outstanding by virtue of these conversions and exercises alone.


PRINCIPAL EFFECTS OF APPROVAL OR NONAPPROVAL OF PROPOSAL ONE

     We are seeking shareholder approval of this proposal to satisfy a condition of the Financing. If we obtain shareholder approval, we will have satisfied this condition and the Note will not become due on January 31, 2002 for failure to receive shareholder approval. If we fail to obtain shareholder approval, amounts owed under the Financing will become due and payable on January 31, 2002. Given our current cash position, if we fail to obtain shareholder approval we would be unable to pay amounts due under the Note. Because the Note is secured by our assets, the holders of the Note could seize our assets and sell them to satisfy our obligation under the Note and effectively cause us to cease operations.

RECOMMENDATION OF THE BOARD

     THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE FULL BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU TENDER YOUR CONSENT IN FAVOR OF THIS PROPOSAL.

                                  PROPOSAL TWO

                           APPROVAL OF THE AMENDMENTS
                             TO THE EXISTING NOTES

SUMMARY

     As a condition to the Financing, we restructured the Existing Notes with the holders of the Existing Notes. We are asking shareholders to ratify the terms of the restructuring of the Existing Notes and to approve the issuance of shares of our common stock upon conversion of the restructured Existing Notes. The restructuring to the Existing Notes accomplished the following:

     - an extension of the maturity date until December 31, 2003;

     - a decrease in the interest rate to 8% per year for Existing Notes initially bearing interest at a rate higher than 8%;

     - a decrease in the price at which each Existing Note may be converted into common stock from former conversion prices of the five Existing Notes of $2.53125, $3.625, $2.3562, $1.26 and $0.75 to $0.21 per share (the average of the closing price per share for the three trading days immediately preceding the initial closing date of the Financing);

     - elimination of our obligation to issue warrants upon conversion of certain of the Existing Notes;

     - a change in the amendment provision of each Existing Note;

     - the addition of a section providing that all principal and interest becomes immediately due and payable in connection with our business being acquired; and

     - the addition of a section providing that each Existing Note is not convertible until we receive shareholder approval of the amendment of the Existing Notes and the amendment to our Articles of Incorporation to authorize additional shares of common stock for issuance upon conversion of the Existing Notes.

PRINCIPAL EFFECTS OF APPROVAL OR NONAPPROVAL OF PROPOSAL ONE


     We are seeking shareholder approval of this proposal to satisfy our obligations under the Existing Notes and the Financing. Approval of the Existing Notes will benefit us by extending the maturity date of the Existing Notes, by reducing the amount of interest payable and by eliminating our obligation to issue warrants to the holders upon conversion of some of the Existing Notes. An extension of the maturity date of the Existing Notes will provide us with a longer period of time to develop our business plan before having to repay the Existing Notes. However, please be aware that the reduction in the conversion price of the Existing Notes to $0.21 per share may result in an eventual issuance by us of a number of shares that will significantly dilute our other shareholders. For example, the total shares issuable upon the conversion of the Existing Notes, as amended, will be approximately 35 million shares, or approximately 69% of the post-conversion shares outstanding.


     If we fail to obtain shareholder approval, we may be subject to a claim of default under the Existing Notes which may cause acceleration of payments under the Existing Notes and the Note. Given our current cash position, if we fail to obtain shareholder approval we would be unable to pay amounts due under the

Note. Because the Note is secured by our assets, the holders of the Note could take possession of our assets and sell them to satisfy our obligation under the Note and effectively cause us to cease operations.

RECOMMENDATION OF THE BOARD

     THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE FULL BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU TENDER YOUR CONSENT IN FAVOR OF THIS PROPOSAL.

                                 PROPOSAL THREE

            APPROVAL TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF
                  COMMON STOCK FROM 35,000,000 TO 150,000,000

INTRODUCTION

     Our Amended and Restated Articles of Incorporation, as currently in effect (the "Articles"), authorize us to issue up to 35 million shares of common stock. We are seeking approval of an amendment to the Articles (the "Amendment") to increase the number of shares of common stock authorized for issuance under the Articles by 115 million shares to a total of 150 million shares. If the Amendment is approved, it will become effective upon the filing of the Amendment with the California Secretary of State and the text of the first paragraph of
Article III of the Articles would read in its entirety as follows:

     This corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this corporation shall have authority to issue is 150,000,000, with a par value of $.001 per share. The total of number of shares of Preferred Stock this corporation shall have authority to issue is 2,000,000, with a par value of $.001 per share.

PURPOSE OF THE PROPOSED AMENDMENT

     The authorization of an additional 115 million shares of common stock will better allow for the issuance of shares of our common stock in the event that Proposals One and Two of this Statement are approved by the shareholders. Under the terms of the Financing and the amendments to the Existing Notes, we agreed to seek the authorization of a total of 150 million shares of common stock and to initially reserve 125 million shares of common stock for issuance upon conversion of our outstanding promissory notes and the exercise of warrants issued in connection with the issuance of the promissory notes. If this Amendment is not approved, there are currently not enough shares of common stock authorized to satisfy our obligations under the Existing Notes described in Proposals One and Two.

     In addition, the board of directors believes that the availability of additional authorized but unissued shares of common stock will provide us with the flexibility to issue common stock for other proper corporate purposes which may be identified in the future. Such future activities may include raising equity capital, adopting additional employee stock plans or reserving additional shares for issuance under our existing employee stock plans, splitting our stock and making acquisitions through the use of stock. Other than as permitted or required under our existing employee stock plans, the board of directors has no immediate plans, understandings, agreements, or commitments to issue additional shares of common stock for any purposes. The board of directors believes that the proposed increase in the authorized common stock will make a sufficient number of shares available should we decide to use our shares for one or more of such previously mentioned purposes or otherwise. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by our board of directors.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

     If the shareholders approve the proposed Amendment, the board of directors may cause the issuance of additional shares of common stock without further vote of the shareholders, except as provided under California corporate law or under the rules of any national securities exchange on which our shares are then listed. Under our Articles, our shareholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current shareholders do not have a prior right to purchase any new issue of capital stock to maintain their proportionate ownership of our common stock. In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the board of directors. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of Euphonix by causing such additional authorized shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in the best interests of Euphonix and our shareholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed Amendment may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of Euphonix's business. However, the board of directors is not aware of any attempt to take control of Euphonix and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.


     If the proposals are approved by the shareholders and the Company issues shares upon the conversion of the notes into shares of the Company's common stock, such issuance could have a substantial dilutive effect on your current ownership of the Company's common stock. For example: (a) if we receive the full $6 million under the Note at an average conversion price of $0.21 per share and the Note is fully converted; (b) if the warrants issued in connection with the Note are fully exercised; and (c) if the amendments to the Existing Notes are approved and are fully converted into common stock, we would be required to issue a total of approximately 66 million shares of common stock. This would result in the holders of these securities holding approximately 81% of our common stock by virtue of these transactions. In addition, if the board of directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on current shareholders.


     Our failure to obtain shareholder approval of the proposed amendment will result in a default under and result in the potential acceleration of repayment of amounts owed under our outstanding secured convertible promissory notes. In such an event we would be required to make payments that we would be unable to satisfy with our currently available cash. In such a case the holders of our secured promissory notes could take control of and sell our assets to satisfy our obligations and effectively cause us to cease operations.

RECOMMENDATION OF THE BOARD

     THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE FULL BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU TENDER YOUR CONSENT IN FAVOR OF THIS PROPOSAL.

                                 PROPOSAL FOUR

                     APPROVAL OF THE 2002 STOCK OPTION PLAN

     Our board of directors determined that it is in our best interests and the best interests of our shareholders to adopt the 2002 Stock Plan (described below). On December 6, 2001, our board of directors adopted the 2002 Stock Plan and reserved 3,000,000 shares of our common stock for issuance, subject to shareholder approval. The Board of Directors believes that adoption of the 2002 Stock Plan is necessary in order to provide an effective method of recognizing employee contributions to the success of the Company. The Company also believes that its ability to grant options and stock purchase rights under the 2002 Stock Plan is critical to its success in attracting and retaining experienced and qualified employees. As of the date of this Statement for Written Consent, no options had been granted pursuant to the 2002 Stock Plan.

     For a description of the principal features of the 2002 Stock Plan, see the Description of the 2002 Stock Plan below.

DESCRIPTION OF THE EUPHONIX 2002 STOCK PLAN

     General. The purpose of the 2002 Stock Plan is to help us attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and the employees, directors and consultants of our parent and subsidiary companies and to promote the success of our business. Options granted under the 2002 Stock Plan may be either "incentive stock options," or nonstatutory stock options. Stock purchase rights may also be granted under the 2002 Stock Plan.

     Administration. The 2002 Stock Plan may generally be administered by our board of directors or a committee appointed by the board, referred to as the administrator. The administrator may make any determinations deemed necessary or advisable for the 2002 Stock Plan. To the extent that options granted under the 2002 Plan are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the 2002 Plan will be administered by a committee of two or more "outside directors" within the meaning of Section 162(m).

     Eligibility. Nonstatutory stock options and stock purchase rights may be granted to our employees, directors and consultants and to employees, directors and consultants of any of our parent or subsidiary companies. Incentive stock options may be granted only to our employees and to employees of any of our parent or subsidiary companies. The administrator, in its discretion, selects which of our employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the exercise price and number of shares subject to each such grant.

     Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation income associated with options granted to such persons, the 2002 Stock Plan provides that no employee, director or consultant may be granted, in any fiscal year of the Company, options to purchase more than 400,000 shares of our common stock. Notwithstanding this limit, however, in connection with such individual's initial employment with us, he or she may be granted options to purchase up to an additional 200,000 shares of our common stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following terms and conditions:

          (a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the common stock on the date such option is granted. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the common stock on the date such option is granted, provided, however, that grants intended to qualify as "performance based compensation" under
     Section 162(m) of the Code may not be less than 100% of the fair market value of our common stock on the date such option is granted and that a nonstatutory stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of our common stock is generally determined with reference to the closing sale price for our common stock (or the closing bid if no sales were reported) on the date the option is granted.

          (b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, and may, in its discretion, accelerate the vesting of any outstanding option. Except in cases of options granted to officers, directors and consultants, options shall become exercisable at a rate of no less than 20% per year over 5 years from the date the options are granted. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2002 Stock Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with

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

     some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

          (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Service. In the event of an optionee's termination of service for any reason other than death or disability, an option may thereafter be exercised, to the extent it was exercisable at the date of such termination, for such period of time as the administrator shall determine at the time of grant, provided the option may be exercised for at least thirty (30) days following such termination and to the extent that the term of the option has not expired. If an optionee's service has terminated as a result of disability, the option will be exercisable for at least six months following such termination, but only to the extent it was exercisable at the date of termination and to the extent that the term of the option has not expired. If an optionee's service is terminated by reason of the optionee's death, the option will be exercisable by the optionee's estate or successor at least six months following death, but only to the extent it was exercisable at the date of death and to the extent that the term of the option has not expired.

          (e) Nontransferability of Options. Unless otherwise determined by the administrator, options granted under the 2002 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee. If the administrator in its sole discretion makes an option transferable, such option may only be transferred by (i) will, (ii) the laws of descent and distribution, (iii) instrument to an inter vivos or testamentary trust in which the option is to be passed to beneficiaries upon the death of the optionee, or (iv) gift to a member of the optionee's "immediate family."

          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2002 Stock Plan as may be determined by the administrator.

     Stock Purchase Rights. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with us for any reason (including death or disability). The purchase price for shares we repurchase pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser. Our repurchase option will lapse at a rate determined by the administrator, but in no case at a rate of less than 20% per year over five years from the date of purchase.

     Adjustments Upon Changes in Capitalization. In the event that the common stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 2002 Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2002 Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The administrator may, in its discretion, provide that each optionee shall have the right to exercise all of the optionee's options or stock purchase rights, including those not otherwise exercisable or convertible, until the date ten (10) days prior to the consummation of the liquidation or dissolution and that any Company repurchase option applicable to any shares purchase upon exercise of an option or stock purchase right shall lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

     Merger or Asset Sale. In the event of our merger with or into another corporation, or the sale of all or substantially all of our assets, the 2002 Plan requires that each outstanding option and stock purchase right be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute the options and stock purchase rights, or to substitute substantially equivalent options or rights,
(i) the optionee will have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable, and (ii) any repurchase option we may have applicable to any shares acquired upon exercise of an option or stock purchase right lapse as to all such shares. In such event, the administrator is required to notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

     Amendment and Termination of the Plan. Our board of directors may amend, alter, suspend or terminate the 2002 Stock Plan, or any part thereof, at any time and for any reason. However, we will obtain shareholder approval for any amendment to the 2002 Stock Plan to the extent necessary and desirable to comply with applicable law. No such action by the board of directors or shareholders may alter or impair any option or stock purchase right previously granted under the 2002 Stock Plan without the written consent of the optionee. Unless terminated earlier, the 2002 Stock Plan shall terminate ten (10) years from the date the 2002 Stock Plan was adopted by our board of directors.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two (2) years after grant of the option and one (1) year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve (12) months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of ours. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because we may repurchase the stock when the purchaser ceases to provide services to us. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when our right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is our employee will be subject to tax withholding by us. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of ours.

     The foregoing is only a summary of the effect of federal income taxation upon us and optionees with respect to the grant and exercise of options under the 2002 Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's, director's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee, director or consultant may reside.

RECOMMENDATION OF THE BOARD

     THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU TENDER YOUR CONSENT IN FAVOR OF THIS PROPOSAL.

            SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of January 2, 2002, for:

     - each person who we know beneficially owns more than 5% of our common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the principal address of each of the shareholders below is c/o Euphonix, Inc., 220 Portage Avenue, Palo Alto, California 94306. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of January 2, 2002, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 15,710,366 shares of common stock outstanding as of January 2, 2002.


                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
                                                                 OWNED          OWNED
                                                              ------------   ------------
5% SHAREHOLDERS:
Robert F. Kuhling, Jr.(1)...................................    3,773,718        19.4%
  c/o ONSET Enterprise Associates
  2490 Sand Hill Road
  Menlo Park, CA 94025
ONSET Enterprise Associates.................................    3,773,131        19.4%
Stephen D. Jackson(2).......................................      893,193         5.4%
DIRECTORS AND EXECUTIVE OFFICERS:
Dieter W. Meier(3)..........................................   15,594,765        49.8%
  c/o Soundproof, Inc
  5180 Linwood Drive
  Los Angeles, CA 90027
Walter Bosch(4).............................................    2,829,149        15.3%
James Dobbie................................................      168,355         1.1%
Martin Kloiber(5)...........................................       23,958           *
Jeffrey Chew(5).............................................      314,083           2%
Paul L. Hammel(5)...........................................      189,499         1.2%
Steven H. Milne(5)..........................................      141,040           *
Rich Nevens(5)..............................................       28,445           *
Steven W. Vining(6).........................................      642,857         3.9%
All executive officers and directors as a group (10
  persons)(3-5).............................................   19,311,168       122.9%


---------------

 *  Less than 1%.

(1) Includes 3,187,302 shares held by ONSET. Mr. Kuhling is a general partner of OEA Management, L.P. ("OEA"), which is the general partner of ONSET, and, together with the other general partners of OEA, shares voting and investment power with respect to such shares. Mr. Kuhling disclaims beneficial ownership of the shares held by ONSET except to his proportionate partnership interest therein. Includes 158,024 shares issuable pursuant to the conversion feature of the February 2000 Note, as approved by the shareholders on June 26, 2000. Also includes 587 shares held by a trust for the benefit of Mr. Kuhling and his spouse. Includes 110,345 and 317,460 shares issuable pursuant to the conversion feature of the April 2000 Note and December 2000 Note, respectively, as approved by the shareholders on June 19, 2001. Upon receipt of shareholder approval of Proposal Two the shares beneficially held will be 1,904,762, 1,904,762 and 1,904,762 shares for the February 2000 Note, April 2000 Note and December 2000 Note, respectively, due to the reduction in the conversion price of convertible notes held by ONSET.

(2) Includes 39,506 shares issuable pursuant to the conversion feature of the February 2000 Note, as approved by the shareholders on June 26, 2000. Includes 158,730 shares issuable pursuant to the conversion feature of the December 2000 Note, as approved by the shareholders on June 19, 2001. Upon receipt of shareholder approval of Proposal Two the shares beneficially held will be 476,190 and 952,381 shares for the February 2000 Note and December 2000 Note, respectively, due to the reduction in the conversion price of convertible notes held by Mr. Jackson and the Jackson Trust.

(3) Includes 3,017,712 shares owned by Taurean Investments AG. Taurean is a corporation which has a contractual arrangement with a trust for the benefit of Dieter W. Meier, such that Mr. Meier is deemed the beneficial owner of the stock held by Taurean. Includes 197,530 shares issuable pursuant to the conversion feature of the February 2000 Note, as approved by the shareholders on June 26, 2000. Includes 55,172, 634,921, and 3,033,333
    shares issuable pursuant to the conversion feature of the April 2000 Note, December 2000 Note and March 2001 Note, respectively, as approved by the shareholders on June 19, 2001. Upon receipt of shareholder approval of Proposal Two the shares beneficially held will be 2,380,952, 952,381, 3,809,524 and 10,833,333 shares for the February 2000 Note, April 2000 Note, December 2000 Note and March 2001, respectively, due to the reduction in the conversion price of convertible notes held by Mr. Meier. Includes 5,582,525 shares issuable pursuant to the conversion feature of the November 2001 Note and 916,071 shares upon exercise of immediately exercisable warrants.

(4) Includes 118,518 shares issuable pursuant to the conversion feature of the February 2000 Note, as approved by the shareholders on June 26, 2000. Includes 55,172, 169,765, 317, 460 and 704,762 shares issuable pursuant to the conversion feature of the April 2000 Note, September 2000 Note, December 2000 Note and March 2001 Note, respectively, as approved by the shareholders on June 19, 2001. Upon receipt of shareholder approval of Proposal Two the shares beneficially held will be 1,428,571, 952,381, 1,904,762, 1,904,762 and 2,517,007 shares for the February 2000 Note, April 2000 Note, September 2000 Note, December 2000 Note and March 2001, respectively, due to the reduction in the conversion price of convertible notes held by Mr. Bosch. Includes 728,155 issuable pursuant to the November 2001 Note and 144,643 shares upon exercise of immediately exercisable warrants.

(5) Includes 23,958, 312,500, 160,832, 141,040, 26,895 and 21,874 shares which
    Messrs. Kloiber, Chew, Hammel, Milne, Nevens and Pelzar, and all present directors and executive officers as a group, respectively, have the right to acquire within 60 days of January 2, 2002 upon the exercise of stock options.

(6) Mr. Vining's employment terminated with the Company on December 7, 2001. Includes 642,857 shares which Messr. Vining has the right to acquire within 60 days of January 2, 2002 upon exercise of stock options.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Our shareholders may submit proposals that they believe should be voted upon at our next annual meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), some shareholder proposals may be eligible for inclusion in our Proxy Statement for our 2002 annual meeting of shareholders. Any such shareholder proposals must be submitted in writing to the attention of the Secretary, Euphonix, Inc., 220 Portage Avenue, Palo Alto, CA 94306, no later than February 18, 2002. Shareholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws.

The submission of a shareholder proposal does not guarantee that it will be included in our 2002 Proxy Statement.

     It is important that your shares be represented, regardless of the number of shares which you hold. You are therefore urged to execute and return, at your earliest convenience, but no later than January 30, 2002, the accompanying Consent Form in the envelope which has been enclosed.

                                          THE BOARD OF DIRECTORS

Palo Alto, California

January 18, 2002

PROXY



                              WRITTEN CONSENT FORM

THIS WRITTEN CONSENT IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EUPHONIX, INC. THIS WRITTEN CONSENT MAY BE REVOKED BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH THE COMPANY'S SECRETARY AT ANY TIME PRIOR TO THE RECEIPT BY THE COMPANY OF AFFIRMATIVE WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK.



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
                                                             Please mark
                                                            your votes as
                                                            indicated in     [X]
                                                            this example.



The undersigned record holder of Common Stock of Euphonix, Inc. (the "Company"), hereby acknowledges receipt of the Statement for Solicitation of Written Consent, and hereby consents to, and does hereby ratify and approve:

1. The terms of the Company's $6 million secured convertible debt financing (the "Financing");

                       FOR        AGAINST        ABSTAIN
                       [ ]          [ ]            [ ]

2. The terms of the restructuring of our existing convertible notes (the "Existing Notes") in connection with the Financing and approve the issuance of shares of common stock upon conversion of the Existing Notes, as amended; and

                       [ ]          [ ]            [ ]

3. The amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized number of shares of our common stock by 115 million shares to provide for a total of 150 million authorized shares of common stock.

                       [ ]          [ ]            [ ]

4. The 2002 Stock Plan and the reservation of 3,000,000 shares of Common Stock for issuance thereunder.

                       [ ]          [ ]            [ ]

BY SIGNING THIS WRITTEN CONSENT, A SHAREHOLDER OF THE COMPANY SHALL BE DEEMED TO HAVE VOTED ALL SHARES OF THE COMPANY'S COMMON STOCK WHICH HE OR SHE IS ENTITLED TO VOTE IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. WITH RESPECT TO THE PROPOSALS DESCRIBED ABOVE.

PLEASE VOTE, SIGN AND DATE THE WRITTEN CONSENT FORM AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

          THIS CONSENT FORM, WHEN PROPERLY EXECUTED, SHALL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, A PROPERLY EXECUTED CONSENT FORM WILL BE VOTED FOR THE PROPOSALS.





Signature(s) __________________________________________  Date ____________, 2002
Please sign the Consent exactly as the name appears hereon. If shares are held by joint tenants, both should sign. Executors, administrators, trustees or others signing in a representative capacity should indicate the capacity in which signed.

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